EXHIBIT 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 16th day of November, 2018 (the “Separation Date”), is entered into by Seres Therapeutics, Inc., a Delaware corporation (the “Company”), and Michele Trucksis, Ph.D., M.D. (the “Consultant”).

INTRODUCTION

The Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Company following the Separation Date. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.    Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company’s Chief Executive Officer (the “Services”). The parties expect that the Consultant will not be required to provide more than eight (8) hours per week of Services and agree that the Consultant may perform such duties remotely from her home office or otherwise except as the Company’s Chief Executive Officer determines is otherwise reasonably necessary. Notwithstanding the foregoing, the parties intend that the Consultant incurs a “separation from service” under Section 409A of the Internal Revenue Code of 1986 (as amended) as of the Separation Date. Accordingly, the level of bona fide services which the Consultant will perform for the Company pursuant to this Agreement will in no event exceed twenty percent (20%) of the average level of bona fide services performed by the Consultant for the Company over the thirty-six (36) month period immediately preceding the Separation Date. The parties agree that the Consultant’s performance of Services hereunder will, solely for purposes of determining the “Restricted Period” under, and within the meaning of, the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement between the Company and the Consultant dated June 13, 2015 (as amended, the “Proprietary Information Agreement”) be considered Consultant’s continued employment by the Company such that the Restricted Period will continue during and for twelve (12) months following the Consultation Period (as defined below).

2.    Term. This Agreement shall commence on the day after the Separation Date and shall continue until February 1, 2020, unless sooner terminated in accordance with the provisions of Section 4 (the “Consultation Period”). This Agreement may be extended in writing upon terms mutually agreeable to the Company and the Consultant. The Consultation Period and any extension to the Consultation Period shall constitute Consultant’s continuous service to the Company for purposes of any Company equity or equity based awards held by the Consultant as of the Separation Date, such that the vesting of any and all equity or equity based awards shall continue vesting without interruption through the end of the Consultation Period.

3.    Compensation.

3.1    Consulting Fees. The Consultant will earn consulting fees of $18,162.50 per month for Services performed, prorated for any partial month of service, payable in arrears and otherwise in accordance with the Company’s standard payment practices for independent contractors. The Consultant will provide monthly summaries of hours worked to the Company for Services performed during the calendar month if requested by the Company. The Consultant will also be eligible to receive an additional one-time consulting fee (the “Additional Consulting Fee”) in an amount equal to a minimum of $122,052 multiplied by the corporate objective multiplier as determined by Company’s Board of Directors or its authorized committee based on corporate performance during fiscal year 2018 (which shall be the same number used in calculating all executive bonuses) and an additional amount also evaluated in a manner that is substantially consistent with evaluations performed for determining 2018 annual performance bonus amounts for the Company’s actively employed senior executives. Payment of the Additional Consulting Fee will be made at substantially the same time as performance bonuses for 2018 are paid to the Company’s actively employed senior executives, subject to the Consultant providing Services through the payment date of such Additional Consulting Fee. In addition, the parties agree that the Consultant’s performance of Services hereunder will constitute the Consultant’s continuous service to the Company for purposes of any Company equity or equity based awards held by the Consultant as of the Separation Date. Except as otherwise expressly provided herein or agreed in writing between the Company and the Consultant, the Consultant shall not be entitled to any compensation for performing Services.

3.2    Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary documented out of pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of Services under this Agreement with the prior written approval of the Company. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred during the previous monthly period.

3.3    Benefits. During the Consultation Period, and except as may be provided in other agreements, including that certain Separation Agreement by and between the Company and the Consultant, the Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company, even if it is later determined that Consultant is a common law employee of Company or any of its affiliates for any purpose.

4.    Termination Prior to Expiration of the Term. The Consultant may terminate the Consultation Period at any time by ten (10) days’ written notice to the Company. The Company may not terminate the Consultation Period unless Consultant (i) engages in willful misconduct or breaches this Agreement and (ii) fails to cure such misconduct or breach within the period of ten (10) calendar days following Consultant’s receipt of written notice from the Company, which notice describes Consultant’s misconduct or breach in reasonable detail. Notwithstanding the foregoing, the Company may terminate this Agreement immediately if Consultant revokes that certain Separation Agreement by and between the Company and the Consultant dated November 16, 2018 pursuant to Section 7 thereof. In the event of termination under this Section 4, the Consultant shall be entitled to payment for Services performed and expenses paid or incurred prior to the effective date of termination and shall have no further rights under this Agreement. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company under this Agreement.

2 of 8

5.    Cooperation. The Consultant shall use the Consultant’s best efforts in the performance of the Consultant’s obligations under this Agreement. The Company shall provide the Consultant with such access to its information and property as the Company determines is reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.    Inventions and Proprietary Information.

6.1    Inventions.

(a)    All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the Services provided by Consultant and related to the business of the Company or (ii) within six months after the Consultation Period if resulting or directly derived from Proprietary Information (as defined below) (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as the Consultant’s duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

(b)    The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

6.2    Proprietary Information.

(a)    The Consultant acknowledges that the Consultant’s relationship with the Company is one of high trust and confidence and that in the course of the Consultant’s

3 of 8

service to the Company the Consultant will have access to and contact with Proprietary Information. The Consultant agrees that the Consultant will not, during the Consultation Period or at any time thereafter, disclose to others, or use for the Consultant’s benefit or the benefit of others, any Proprietary Information or Invention.

(b)    For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of the Consultant’s service as a consultant to the Company.

(c)    The Consultant’s obligations under this Section 6.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company.

(d)    Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(e)    The Consultant represents that the Consultant’s retention as a consultant with the Company and the Consultant’s performance under this Agreement does not, and shall not, breach any agreement that obligates the Consultant to keep in confidence any trade secrets or confidential or proprietary information of the Consultant or of any other party or to refrain from competing, directly or indirectly, with the business of any other party or otherwise conflict with any of the Consultant’s agreements or obligations to any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(f)    The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to the Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

4 of 8

6.3    Remedies. The Consultant acknowledges that any breach of the provisions of this Section 6 shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7.    Trade Secrets; Whistleblower Protections. Nothing in this Agreement, prohibits the Consultant from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under any whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (a) the Consultant will not be in breach of this Agreement and will not be held criminally or civilly liable under any federal or state trade secret law: (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if the Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Consultant may disclose the trade secret to her attorney, and may use the trade secret information in the court proceeding, if the Consultant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

8.    Other Agreements. The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any prior employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Consultant’s relationship with the Company, to refrain from competing, directly or indirectly, with the business of such employer or any other party or to refrain from soliciting employees, customers or suppliers of such employer or other party. The Consultant agrees to furnish the Company with a copy of any such agreement upon request.

9.    Survival. Notwithstanding anything to the contrary, the modification of the Restricted Period of the Proprietary Information Agreement, as provided in Section 1 hereof, will survive termination of this Agreement and upon expiration of this Agreement for any reason, the obligations of the Consultant shall continue under Section 6 of this Agreement indefinitely.

10.    Independent Contractor Status. The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Payments due to the Consultant hereunder shall not be subject to withholding except as required by law and the Consultant shall be responsible for his own tax liabilities.

5 of 8

11.    Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery, upon transmission by electronic mail or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party as follows: (i) if to the Company, then to the attention of the Company’s Chief Executive Officer at the Company’s principal executive offices, (ii) if to the Consultant, then to the Consultant’s last known address shown in the Company’s personnel records, or (iii) at such other address or addresses as either party shall designate to the other in accordance with this Section 11.

12.    Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement; provided, for the avoidance of doubt, that nothing in this agreement supersedes the Proprietary Information Agreement (as amended hereby with respect to the Restricted Period), which shall remain in full force and effect.

14.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

15.    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of laws principles that would result in the application of the law of any other jurisdiction).

16.    Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including without limitation any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by the Consultant.

17.    Miscellaneous.

17.1    No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

17.2    The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

6 of 8

17.3    In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

17.4    This Agreement may be executed in multiple counterparts by facsimile or other reliable electronic reproduction (including, without limitation, transmission by pdf), each of which shall be taken together as one and the same instrument.

[Remainder of Page Intentionally Left Blank]

7 of 8

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

SERES THERAPEUTICS, INC.

By:	/s/ Roger J. Pomerantz
Name:	Roger J. Pomerantz
Title:	CEO & Chairman

CONSULTANT

/s/ Michele Trucksis
Michele Trucksis, Ph.D., M.D.

8 of 8